Exhibit 99.2

TrueBlue, Inc.

2009 ASSUMPTIONS

(Unaudited)

2009 Estimates
Branches in operation on March 27, 2009	810
New branches for 2009	0
Branches closed in Q1 2009	40
Branches expected to close in Q2 2009	35
Revenue loss from announced branch closings	-6%
Reduction in SG&A from branch closures in 2008 & 2009	$30 M
Revenue growth from 2008 acquisitions	1%
Incremental SG&A from 2008 acquisitions	$3 M
Variable SG&A associated with same branch revenue	6%
Gross Margin	28.5% – 29.0%
Depreciation & Amortization	$17.5 M
Capital Expenditures	$14 M
Income Tax Rate	38%
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended
	March 27, 2009	March 28, 2008
Major Revenue Trends
Organic revenue growth / (decline)	-35.7%	-3.4%
Acquisitions within last 12 months	5.0%	15.0%

Total revenue growth / (decline)	-30.7%	11.6%

Organic Revenue Trends*
Same branch	-32.8%	-1.6%
New branches	0.2%	1.3%
Closed branches	-4.9%	-3.2%
Currency	-0.9%	0.6%
Holiday shift	0.4%	-0.5%

*	Percentages for organic revenue components do not sum to total organic revenue growth as same branch growth is determined off a revenue base of branches open for 12 or more months, whereas other organic revenue revenue growth components are measured off a total revenue base.

TrueBlue, Inc.

Analysis of Year-Over-Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch Growth / (Decline)
January 2009 same branch sales growth	-30.2%
February 2009 same branch sales growth	-31.9%
March 2009 same branch sales growth	-35.3%